Exhibit 10.57
Lease Agreement
Ref: LE-0401

This Lease Agreement (hereinafter referred to as "the Lease") is entered into as June 28, 2004, in the city of Shanghai, by and between Diodes Shanghai Company Limited (hereinafter referred to as "Party A") with its registered office at No.1, Lane 18, SanZhuang Road Songjiang export zone Shanghai, China and SHANGHAI YUAN HAO ELECTRONIC CO., LTD (hereinafter referred to as "Party B") with its registered office at No.1, Lane 18, SanZhuang Road Songjiang export zone Shanghai, China.
Party A and Party B are collectively referred to as the Parties and each as a Party.

WHEREAS,

1. Party B represents that it is the lawful owner of the New Factory Building located in No.1 lane 18, SanZhuang Road Songjiang export zone Shanghai, China (hereinafter refer to as "New Building"), with full legal power to enter into this lease,

2. Party A and Party B entered into the Lease Agreement on the lease of the First Floor and Second Floor of the New Building and relevant facilities, including Distribution building, Power building, Lobby (set forth in Exhibit). The parties enter into the agreement as below:

1. Definitions

Unless otherwise defined in this Lease, the terms used in the Lease shall only have the meanings hereunder.

1.1 "New Building" shall mean the building located in has No.1 lane 18, SanZhuang Road Songjiang export zone Shanghai, China.

1.2 "Effective Date" shall mean the date in which the Lease will take effect after the legal representatives or authorized representatives of the Parties affix their signatures and corporate seals on the Lease.

1.3  "Lease Term" shall mean the period of time on which Party A is entitled to use the Lease Areas and Party B is entitled to receive rent from Party A in accordance with the terms and conditions of the Lease Agreement.

2. Gross Area of the Lease Areas

2.1 The gross area of the First floor of the New Building is 3,081 square meters.
2.2 The gross area of the Second floor of the New Building is 3,081 square meters.

1

2.3 The gross area of the Distribution building of the New Building is 399.5 square meters.
2.4 The gross area of the Power building of the New Building is 129.4 square meters.
2.5 The gross area of the Lobby of the New Building is 128 square meters, and Party A will share 40% of which is 51.2 square meters.
The total gross area of the lease area is 6742.1 square meters.

3. Lease Term

For the above lease area, the Lease Term shall be automatically renewed for successive __5__ year terms from the date of July 1 2004 year to June 30 2009 year unless Party A gives termination notice not less than 30 days before the expiration of any Lease Term. In its operating period, Party A has the priority to the Lease Areas defined in this Contract and Party B shall not terminate this Contract without reasonable cause and Party A's consent in writing.
In the period of renewal, the items relating to the rental stipulated in Article 4 of the Lease shall be adjusted upon consultation on the basis of the market prices at that time.

4. Rental and Other Fees
Party A agrees to pay Party B Rental, Administrant Fee and Ground lease Fee as following:

4.1 Rental
The Parties agree that the monthly Rental of the above lease area shall be US$3.15 per square meter and the specific fees are as below:

(1)	The gross area of the First floor of the New Building is 3,081 square meters, and the monthly rental shall be US$9705.15.
(2)	The gross area of the Second floor of the New Building is 3,081 square meters, and the monthly rental shall be US$ 9705.15.
(3)	The gross area of the Distribution building of the New Building is 399.5 square meters, and the monthly rental shall be US$1258.36.
(4)	The gross area of the Power building of the New Building is 129.4 square meters, and the monthly rental shall be US$407.48.
(5)	The gross area of the Lobby of the New Building is 128 square meters, and Party A will share 40% of which is 51.2 square meters, and the monthly rental shall be US$ 161.28.

The total rental for the lease area shall be US$21,237.43.

4.2 Building Management Fee
Party A agrees to pay Party B the Building Management Fee based on 5% of the monthly rental (US$21,237.43) referred in above 4.1 term. The monthly Building Management Fee is US$1061.87.

2

Party B shall provide Party A the management service as below (including but not limited):

(1)	the Guard service for the lease area and the public factory area;
(2)	the maintenance and remedy of the buildings and facilities of the lease area;
(3)	the maintenance and remedy of the public facilities of the public factory area and buildings.
(4)	the cleanness and sanitation of the lease area and public area.
(5)	the afforest of the lease area and public area, including the planting and protection;
(6)	other building management service to be provided by Party B.

4.3 Ground Lease Fee
Party A agrees to pay Ground Lease Fee on the 40% of the gross area of 6,855 square meters. For the first year of the lease term from the date of 1st June 2004 year to the date of 31 May 2005 year, the monthly Ground Lease fee is US$686 which shall be paid by Party A based on the monthly Ground lease fee per square meter is US$0.25. From the second year of the lease term from the date of 1st June 2005 year, the monthly Ground Lease fee is US$1,371, which shall be paid by Party A based on the monthly Ground lease fee per square meter is US$0.5.

4.4 Subject to the above figures, for the first year of the lease term, Party A shall pay monthly US$22,985.30 to Party B; and from the second year of the lease term, Party A shall pay monthly US$23,670.30 to Party B.

5. Method of Payment

Party A shall pay the Rental in RMB Yuan according to the Medium Rate of Exchanges published by the Bank of China on the day of payment to the RMB account as prescribed by Party B before the first day of every month.

6. Deposit

For the lease of the above lease area, Party A shall pay Party B a deposit amounting to US$22,985.30 within 10 days of the effective date of the Lease.

7. Termination of the Lease

If either Party terminates the Lease prior to the expiration of the Rent Term without the consent from the other Party, the former thereby shall pay damages to the latter to compensate its actual loss. The amount of damages shall include, but not be limited to the reasonable profits, out-of- pocket costs, legal fees, accounting fees and removal or relocation fees.

3

8. Insurance and Repair Costs

8.1 During the term of the rental agreement, Party B shall purchase& maintain insurance coverage to cover any and all casualty damage to the Rent Areas, and shall be responsible for repairs of all structural damages to the building that are not the result of improper use by Party A. Party A shall be responsible for all repair costs arising from improper usage by Party A. If Party B cannot obtain building insurance, the Party A will be requested to obtain insurance, and Party B will reimburse Party A for all costs of such insurance coverage.

8.2 Party B shall be entitled to inspect the Rented Areas at reasonable intervals and upon reasonable notice. Party A shall provide assistance to allow such inspections.

9. Liability for Breach of the Lease

9.1 If Party A violated Article 5 of the Lease for failing to pay the Rental, then Party A shall pay a penalty at the rate of 0.021% of the Rental for each day of delay.

9.2 Where Party B breaches its warranties stipulated in Article 10, Party B shall compensate Party A for all of its losses and damages including consequential damages.

9.3 Party A shall not:

(1)	sub-lease the Rented Areas or exchange the use of the Rented Areas with other parties without Party B's prior, written consent.
(2)	alter the structure of the Rented Areas or damage the Rented Areas without Party B's prior, written consent.
(3)	change the lease purpose stipulated by the competent authorities without Party B's consent.

10. Warranties

10.1 Party B hereby warrants that if the Rent Areas are sold to any third party in the Rent Term or the period of renewal, the third party shall continue to carry out the Contract. In case the third party fails to carry out the Contract, Party B shall compensate Party A fir all of its losses and damages.

10.2 In case Party B mortgages the Rent Areas to the third party, any loss suffered by Party A shall be indemnified by Party B.

11. Force Majeure

11.1 The definition of Force Majeure

Force Majeure shall mean all events which arise after the Effective Date which are beyond the control of the Parties, are unforeseen, unavoidable and insurmountable, and which prevent total or partial performance by either Party. Such events shall include earthquakes, typhoons, flood, fire, war, acts of government or public agencies, strikes and any other event which cannot be foreseen, prevented and controlled, including events which are recognized as Force Majeure in general international commercial practice.

11.2 Consequences of Force Majeure

a. If an event of Force Majeure occurs, the contractual obligation of a Party Affected by such an event shall be suspended during the period of delay the time for performing such obligation shall be extended, without penalty, for a period equal to such suspension.

b. The party claiming Force Majeure shall give prompt notice to the other Party in writing and shall furnish, with in fifteen (15) days thereafter, sufficient proof of the occurrence and expected duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable efforts to mitigate or eliminate the effects of the Force Majeure.

c. In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.

12. The Effectiveness of the Lease

The Lease shall become effective after the legal representatives or authorized representatives of both Parties affix their signatures and company seals on the Lease.

13. Language of the Lease

The Lease is made and executed in Chinese and English, both versions having equal validity.

14. Settlement of Dispute

14.1 Friendly consultations

5

a. In the event of any dispute, difference, controversy or claim arising out of or related to the Lease, including any regarding the breach, termination or validity of the Lease, (a "Dispute") then upon one Party giving the other Party notice in writing of the Dispute ("Notice of Dispute"), the Parties shall attempt to resolve such Dispute through friendly consultation.

b. If the Dispute has not been resolved through friendly consultations with thirty (30) days from the Notice of Dispute, the Dispute shall be resolved by arbitration in accordance with Article 14.2. Such arbitration may be initiated by either party.

14.2 Arbitration

The arbitration shall be conducted by Shanghai Arbitration Commission in Shanghai in accordance with its procedure rules. The arbitration award shall be final and binding on the Parties. The costs of arbitration shall be borne by the losing Party except as may be otherwise determined by the arbitration tribunal.

14.3 Continuance of performance

Except for the specified matters in dispute which are then currently being arbitrated, the Parties shall continue to perform their respective obligations under the Lease during any friendly consultations or any arbitration pursuant to this Article 14.

14.4 Severability

The provisions of this Article 14 shall be separable from the other terms of the Lease. Neither the terminated nor the invalidity of the Lease shall affect the validity of the provisions of this Article 14.

15. Applicable law

The validity, interpretation and implementation of the Lease and the settlement of disputes herein shall be governed by relevant PRC laws and regulations which are officially promulgated and publicly available.

16. Miscellaneous

16.1 Any amendment to this Lease shall be in writing and duly signed by both Parties. Such Amendment shall constitute the part of the entire Lease.

16.2 Both Parties know their respective right, obligation, liability, very clearly and will execute the Lease in accordance with the provisions of the Lease. Where one Party violated the agreement, the other Party is entitled to claim damages in accordance with the Lease.

6

16.3 Any notice or written communication requited or permitted by this Lease shall be made in writing in Chinese and English and sent by courier service. The date of receipt of a notice or communication shall be deemed to be seven (7) days after the letter is deposited with the courier service provided the deposit is evidenced by a confirmation receipt. All notice and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.

To: Party A	To: Party B

Diodes Shanghai Company Limited	Shanghai YuanHao Electronic Co., Ltd
Address: No. 1, Lane 18, SanZhuang Road	Address: No. 1, Lane 18, SanZhuang Road
SongJiang, Export zone Shanghai, China	SongJiang, Export zone Shanghai, China
Attn.: Lily Xia	Attn.: Xu Wen Xi

Party A:	Party B:
Representative: /s/ Joseph Liu	Representative: /s/ Xing Jian Ya
Date: June 28, 2004	Date: June 28, 2004
                                                  ;

7